Exhibit 4.2

CENTERPOINT ENERGY RESOURCES CORP.

(formerly known as NorAm Energy Corp.)

To

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION

(successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association))

Trustee

SUPPLEMENTAL INDENTURE NO. 16

Dated as of August 23, 2017

$300,000,000

4.10% Senior Notes due 2047

CENTERPOINT ENERGY RESOURCES CORP.

SUPPLEMENTAL INDENTURE NO. 16

4.10% Senior Notes due 2047

SUPPLEMENTAL INDENTURE No. 16, dated as of August 23, 2017, between CENTERPOINT ENERGY RESOURCES CORP., a Delaware corporation formerly known as NorAm Energy Corp. (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as Trustee (the “Trustee”).

RECITALS

The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 1, 1998 (the “Original Indenture” and, as previously and hereby supplemented and amended, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s Securities.

The Company has changed its name from “NorAm Energy Corp.” to “CenterPoint Energy Resources Corp.” and all references in the Indenture to the “Company” or “NorAm Energy Corp.” shall be deemed to refer to CenterPoint Energy Resources Corp.

Pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities to be designated as the “4.10% Senior Notes due 2047” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture No. 16.

Section 301 of the Original Indenture provides that various matters with respect to any series of Securities issued under the Indenture may be established in an indenture supplemental to the Indenture.

Subparagraph (7) of Section 901 of the Original Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Original Indenture.

For and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Securities of such series, as follows:

ARTICLE ONE

Relation to Indenture; Additional Definitions

Section 101 Relation to Indenture. This Supplemental Indenture No. 16 constitutes an integral part of the Original Indenture.

Section 102 Additional Definitions. For all purposes of this Supplemental Indenture No. 16:

Capitalized terms used herein shall have the meaning specified herein or in the Original Indenture, as the case may be;

“Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close. If any Interest Payment Date, Stated Maturity or Redemption Date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day with the same force and effect as if made on the relevant date that the payment was due and no interest will accrue on such payment for the period from and after the Interest Payment Date, Stated Maturity or Redemption Date, as the case may be, to the date of that payment on the next succeeding Business Day. The definition of “Business Day” in this Supplemental Indenture No. 16 and the provisions described in the preceding sentence shall supersede the definition of Business Day in the Original Indenture and Section 113 of the Original Indenture;

“Capital Lease” means a lease that, in accordance with accounting principles generally accepted in the United States of America, would be recorded as a capital lease on the balance sheet of the lessee;

“Comparable Treasury Issue” has the meaning set forth in Section 402 hereof;

“Comparable Treasury Price” has the meaning set forth in Section 402 hereof;

“Consolidated Net Tangible Assets” means the total amount of assets of the Company, including the assets of its Subsidiaries, less, without duplication: (a) total current liabilities (excluding indebtedness due within 12 months); (b) all reserves for depreciation and other asset valuation reserves, but excluding reserves for deferred federal income taxes; (c) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset; and (d) all appropriate adjustments on account of minority interests of other Persons holding common stock of any Subsidiary, all as reflected in the Company’s most recent audited consolidated balance sheet preceding the date of such determination;

“Corporate Trust Office” means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office as of the date hereof is located at: 601 Travis Street, 16th Floor, Houston, Texas 77002, Attention: Global Corporate Trust; telephone: (713) 483-6817; telecopy: (713) 483-7038;

“Equity Interests” means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature;

The term “indebtedness” as applied to the Company or any Subsidiary, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by the Company or any such Subsidiary, including any and all: (i) obligations for money borrowed (other than unamortized debt discount or premium); (ii) obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind; (iii) obligations as lessee under a Capital Lease; and (iv) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation listed in clause (i), (ii) or (iii) above. All indebtedness secured by a lien upon property owned by the Company or any Subsidiary and upon which indebtedness the Company or any such Subsidiary customarily pays interest, although the Company or any such Subsidiary has not assumed or become liable for the payment of such indebtedness, shall for all purposes hereof be deemed to be indebtedness of the Company or any such Subsidiary. All indebtedness for borrowed money incurred by other Persons which is directly guaranteed as to payment of principal by the Company or any Subsidiary shall for all purposes hereof be deemed to be indebtedness of the Company or any such Subsidiary, as applicable, but no other contingent obligation of the Company or any such Subsidiary in respect of indebtedness incurred by other Persons shall for any purpose be deemed to be indebtedness of the Company or any such Subsidiary;

“Independent Investment Banker” has the meaning set forth in Section 402 hereof;

“Interest Payment Date” has the meaning set forth in Section 204(a) hereof;

“Issue Date” has the meaning set forth in Section 204(a) hereof;

“lien” or “liens” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any Capital Lease);

“Maturity Date” has the meaning set forth in Section 203 hereof;

“Non-Recourse Debt” means (i) any indebtedness for borrowed money incurred by any Project Finance Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or providing financing for, any project, which indebtedness for borrowed money does not provide for recourse against the Company or any Subsidiary of the Company (other than a Project Finance Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of the Company or any Subsidiary of the Company (other than Equity Interests in, or the property or assets of, a Project Finance Subsidiary and such recourse as exists under a Performance Guaranty) and (ii) any refinancing of such indebtedness for borrowed money that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest or fees) at the time of the refinancing or increase the property subject to any lien securing such indebtedness for borrowed money or otherwise add additional security or support for such indebtedness for borrowed money;

“Notes” has the meaning set forth in the third paragraph of the Recitals hereof;

“Original Indenture” has the meaning set forth in the first paragraph of the Recitals hereof;

“Par Call Date” has the meaning set forth in Section 401 hereof;

“Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of or Equity Interests in a Project Finance Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other person (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity or other contributions or support to the relevant Project Finance Subsidiary, or (c) performance by a Project Finance Subsidiary of obligations to persons other than the provider of such Non-Recourse Debt;

“Project Finance Subsidiary” means any Subsidiary designated by the Company whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Person created for such purpose, and substantially all the assets of which Subsidiary or Person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Equity Interests in, or indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (z) indebtedness or other obligations of the Company or any Subsidiary or other Persons. At the time of designation of any Project Finance Subsidiary, the sum of the net book value of the assets of such Subsidiary and the net book value of the assets of all other Project Finance Subsidiaries then existing shall not in the aggregate exceed 10 percent of Consolidated Net Tangible Assets;

“Reference Treasury Dealer” has the meaning set forth in Section 402 hereof;

“Reference Treasury Dealer Quotations” has the meaning set forth in Section 402 hereof;

“Regular Record Date” has the meaning set forth in Section 204(a) hereof;

“Remaining Term” has the meaning set forth in Section 402 hereof;

“Subsidiary” of any entity means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership, joint venture or other entity or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such entity, by such entity and one or more of its other subsidiaries or by one or more of such entity’s other subsidiaries;

“Treasury Rate” has the meaning set forth in Section 402 hereof;

All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture No. 16; and

The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture No. 16.

ARTICLE TWO

The Series of Securities

Section 201 Title of the Securities. The Notes shall be designated as the “4.10% Senior Notes due 2047.”

Section 202 Limitation on Aggregate Principal Amount. The Trustee shall authenticate and deliver the Notes for original issue on the Issue Date in the aggregate principal amount of $300,000,000 upon a Company Order for the authentication and delivery thereof and satisfaction of Sections 301 and 303 of the Original Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and the name or names of the initial Holder or Holders. The aggregate principal amount of Notes that may initially be outstanding shall not exceed $300,000,000; provided, however, that the authorized aggregate principal amount of the Notes may be increased above such amount by a Board Resolution to such effect.

Section 203 Stated Maturity. The Stated Maturity of the Notes shall be September 1, 2047 (the “Maturity Date”).

Section 204 Interest and Interest Rates.

(a) The Notes shall bear interest at a rate of 4.10% per year, from and including August 23, 2017 (the “Issue Date”) to, but excluding, the Maturity Date. Such interest shall be payable semiannually in arrears on March 1 and September 1 of each year (each an “Interest Payment Date”), beginning March 1, 2018 to the persons in whose names the Notes (or one or more Predecessor Securities) are registered at the close of business on February 15 and August 15 (each a “Regular Record Date”) (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

(b) Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall either (i) be paid to the Person in whose name such Note (or one or more Predecessor Securities) is registered at the close of business on the Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or (ii) be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

(c) The amount of interest payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the days elapsed in any partial month. In the event that any date on which interest is payable on a Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable.

(d) Any principal and premium, if any, and any installment of interest, which is overdue shall bear interest at the rate of 4.10% per annum (to the extent permitted by law), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.

Section 205 Paying Agent; Place of Payment. The Trustee shall initially serve as the Paying Agent for the Notes. The Company may appoint and change any Paying Agent or approve a change in the office through which any Paying Agent acts without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent. The Place of Payment where the Notes may be presented or surrendered for payment shall be the Corporate Trust Office of the Trustee. At the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing by the Person entitled thereto as specified in the Security Register.

Section 206 Place of Registration or Exchange; Notices and Demands With Respect to the Notes. The place where the Holders of the Notes may present the Notes for registration of transfer or exchange and may make notices and demands to or upon the Company in respect of the Notes shall be the Corporate Trust Office of the Trustee.

Section 207 Percentage of Principal Amount. The Notes shall be initially issued at 99.417% of their principal amount plus accrued interest, if any, from August 23, 2017.

Section 208 Global Securities. The Notes shall be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which shall act as Depositary with respect to the Notes. Such Global Securities shall bear the legends set forth in the form of Security attached as Exhibit A hereto.

Section 209 Form of Securities. The Notes shall be substantially in the form attached as Exhibit A hereto.

Section 210 Securities Registrar. The Trustee shall initially serve as the Security Registrar for the Notes.

Section 211 Defeasance and Discharge; Covenant Defeasance.

(a) Article Fourteen of the Original Indenture, including without limitation Sections 1402 and 1403 thereof (as modified by Section 211(b) hereof), shall apply to the Notes.

(b) Solely with respect to the Notes issued hereby, the first sentence of Section 1403 of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof:

“Upon the Company’s exercise of its option (if any) to have this Section 1403 applied to any Securities or any series of Securities, as the case may be, (1) the Company shall be released from its obligations under Article Eight and under any covenants provided pursuant to Section 301(20), 901(2) or 901(7) for the benefit of the Holders of such Securities, including without limitation, the covenants provided for in Article Three of Supplemental Indenture No. 16 to the Indenture, and (2) the occurrence of any event specified in Sections 501(4) (with respect to Article Eight and to any such covenants provided pursuant to Section 301(20), 901(2) or 901(7)) and 501(7) shall be deemed not to be or result in an Event of Default, in each case with respect to such Securities as provided in this Section 1403 on and after the date the conditions set forth in Section 1404 are satisfied (hereinafter called “Covenant Defeasance”).”

Section 212 Sinking Fund Obligations. The Company shall have no obligation to redeem or purchase any Notes pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

ARTICLE THREE

Additional Covenants

Section 301. Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 301 shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.

Section 302. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

ARTICLE FOUR

Optional Redemption of the Notes

Section 401 Redemption Price. The Notes shall be redeemable, at the option of the Company, at any time or from time to time, in whole or in part, on any date prior to March 1, 2047 (the “Par Call Date”) at a price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on the Par Call Date but for the redemption (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points plus, in each case, accrued and unpaid interest on the principal amount being redeemed, if any, to, but excluding, the Redemption Date. On or after the Par Call Date, the Company may redeem the Notes, at any time or from time to time, in whole or in part, by paying 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed, if any, to, but excluding, the Redemption Date. The Trustee shall have no responsibility for the calculation of such amount.

Section 402 Calculation. The Treasury Rate will be calculated by the Independent Investment Banker on the third Business Day preceding the Redemption Date. For purposes of this Article Four, the following terms shall mean as follows:

“Treasury Rate” means, with respect to any Redemption Date, the yield calculated on the third Business Day preceding the redemption date, as follows: for the latest day that appears in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor publication) under the caption “Treasury Constant Maturities—Nominal”, the Independent Investment Banker shall select two yields – one for the maturity immediately before and one for the maturity immediately after the remaining maturity of the Notes (assuming the Notes matured on the Par Call Date) – and shall interpolate on a straight-line basis using such yields; if there is no such maturity either before or after, the Independent Investment Banker shall select the maturity closest to the Par Call Date that appears on the release; or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated by the Independent Investment Banker using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term (“Remaining Term”) of the Notes to be redeemed (assuming for this purpose that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Term of such Notes.

“Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC or Morgan Stanley & Co. LLC, as specified by the Company, or if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by the Company.

“Reference Treasury Dealer” means each of (1) Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, each of which is a primary U.S. government securities dealer in the United States of America (a “Primary Treasury Dealer”), provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Company after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Section 403 Partial Redemption. If fewer than all of the Notes are to be redeemed by the Company pursuant to this Article Four, not more than 60 days prior to the Redemption Date, the particular Notes or portions thereof for redemption will be selected from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate. The Trustee may select for redemption Notes and portions of Notes in amounts of $1,000 or whole multiples of $1,000. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued upon the cancellation of the original Note. In the case of a partial redemption of Notes registered in the name of Cede & Co, the Notes to be redeemed will be determined in accordance with the procedures of The Depository Trust Company.

Section 404 Notice of Optional Redemption. The Trustee, at the written direction of the Company, will send a notice of redemption prepared by the Company to each holder of Notes to be redeemed by first-class mail (or in accordance with the procedures of The Depository Trust Company with respect to Notes registered in the name of Cede & Co.) at least 15 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults on payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the Redemption Date. If any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount to be redeemed.

ARTICLE FIVE

Remedies

Section 501 Additional Event of Default; Acceleration of Maturity.

(a) Solely with respect to the Notes issued hereby, Section 501(7) of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof as an Event of Default in addition to the other events set forth in Section 501 of the Original Indenture:

“(7) the default by the Company or any Subsidiary, other than a Project Finance Subsidiary, in the payment, when due, after the expiration of any applicable grace period, of principal of indebtedness for money borrowed, other than Non-Recourse Debt, in the aggregate principal amount then outstanding of $125 million or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 33% in principal amount of Notes written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or such default to be cured and stating that such notice is a “Notice of Default” under the Indenture;”.

(b) Solely with respect to the Notes issued hereby, the first paragraph of Section 502 of the Original Indenture is hereby deleted in its entirety, and the following is substituted in lieu thereof:

“If an Event of Default (other than an Event of Default specified in Section 501(5) or 501(6)) with respect to the Notes at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 33% in principal amount of the Notes Outstanding may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in Section 501(5) or 501(6) with respect to the Notes at the time Outstanding occurs and is continuing, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.”

Section 502 Amendment of Certain Provisions. Solely with respect to the Notes issued hereby, references to “25%” in Article Five of the Indenture are hereby deleted in their entirety and “33%” is substituted in lieu thereof.

ARTICLE SIX

Miscellaneous Provisions

Section 601 The Indenture, as supplemented and amended by this Supplemental Indenture No. 16, is in all respects hereby adopted, ratified and confirmed.

Section 602 This Supplemental Indenture No. 16 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 603 THIS SUPPLEMENTAL INDENTURE NO. 16 AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 604 If any provision in this Supplemental Indenture No. 16 limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provisions of the Trust Indenture Act, such required provision shall control.

Section 605 In case any provision in this Supplemental Indenture No. 16 or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 16 to be duly executed, as of the day and year first written above.

CENTERPOINT ENERGY RESOURCES CORP.

By:
Carla A. Kneipp
Vice President and Treasurer

Attest:

Vincent A. Mercaldi
Assistant Corporate Secretary

(SEAL)

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,

As Trustee

By:
Karen Yu
Vice President

Exhibit A

[FORM OF FACE OF SECURITY]

[IF THIS SECURITY IS TO BE A GLOBAL SECURITY -] THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

[FOR AS LONG AS THIS GLOBAL SECURITY IS DEPOSITED WITH OR ON BEHALF OF THE DEPOSITORY TRUST COMPANY IT SHALL BEAR THE FOLLOWING LEGEND.] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO CENTERPOINT ENERGY RESOURCES CORP. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CENTERPOINT ENERGY RESOURCES CORP.

4.10% Senior Notes due 2047

Original Interest Accrual Date: August 23, 2017

Stated Maturity: September 1, 2047

Interest Rate: 4.10%

Interest Payment Dates: March 1 and September 1

Initial Interest Payment Date: March 1, 2018

Regular Record Dates: February 15 and August 15 immediately preceding the respective Interest Payment Date

Redeemable:    Yes  ☒    No  ☐

Redemption Date: At any time.

Redemption Price: 1) On any date prior to March 1, 2047 (the “Par Call Date”) at a price equal to the greater of (i) 100% of the principal amount of this Security or the portion hereof to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on this Security, or the portion thereof to be redeemed, that would be due if this Security matured on the Par Call Date but for the redemption (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis at the applicable Treasury Rate plus 20 basis points; plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date; or 2) on or after the Par Call Date, at a price equal to 100% of the principal amount of this Security or the portion thereof to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

This Security is not an Original Issue Discount Security

within the meaning of the within-mentioned Indenture.

Principal Amount	Registered No. T-1
$ *	CUSIP 15189W AJ9

CENTERPOINT ENERGY RESOURCES CORP., a corporation duly organized and existing under the laws of the State of Delaware, formerly known as NorAm Energy Corp. (herein called the “Company,” which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to

***CEDE & Co.***

, or its registered assigns, the principal sum of                                 DOLLARS on the Stated Maturity specified above, and to pay interest thereon from the Original Interest Accrual Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on the Interest Payment Dates specified above in each year, commencing on March 1, 2018, and at Maturity, at the Interest Rate per annum specified above, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 4.10% per annum (to the extent permitted by applicable law), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The amount of interest payable for any period shall be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the days elapsed in any partial month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are

*	Reference is made to Schedule A attached hereto with respect to decreases and increases in the aggregate principal amount of Securities evidenced hereby.

authorized or required by law, regulation or executive order to close. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing by the Person entitled thereto as specified in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: August 23, 2017	CENTERPOINT ENERGY RESOURCES CORP.

By:
	Name:	Carla A. Kneipp
	Title:	Vice President and Treasurer

(SEAL)

Attest:

Name: Vincent A. Mercaldi
Title: Assistant Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, As Trustee

Dated: August 23, 2017	By:
Authorized Signatory

SCHEDULE A

The initial aggregate principal amount of Securities evidenced by the Certificate to which this Schedule is attached is $            . The notations on the following table evidence decreases and increases in the aggregate principal amount of Securities evidenced by such Certificate.

Date of Adjustment	Decrease in Aggregate Principal Amount of Securities	Increase in Aggregate Principal Amount of Securities	Aggregate Principal Amount of Securities Remaining After Such Decrease or Increase	Notation by Security Registrar

[FORM OF REVERSE SIDE OF SECURITY]

CENTERPOINT ENERGY RESOURCES CORP.

4.10% NOTES DUE 2047

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 1, 1998 (herein called the “ Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, National Association (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $300,000,000; provided, however, that the authorized aggregate principal amount of the Securities may be increased above such amount by a Board Resolution to such effect.

This Security shall be redeemable, at the option of the Company, at any time or from time to time, in whole or in part, on any date prior to March 1, 2047 (the “Par Call Date”) at a price equal to the greater of (i) 100% of the principal amount of this Security (or the portion hereof to be redeemed) or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due if this Security (or the portion hereof to be redeemed) matured on the Par Call Date but for the redemption (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points plus, in each case, accrued and unpaid interest on the principal amount being redeemed, if any, to, but excluding, the Redemption Date. On or after the Par Call Date, the Company may redeem this Security, at any time or from time to time, in whole or in part, by paying 100% of the principal amount of this Security (or such portion to be redeemed) plus accrued and unpaid interest on the principal amount being redeemed, if any, to, but excluding, the Redemption Date. The Trustee shall have no responsibility for the calculation of such amount.

The Treasury Rate will be calculated by the Independent Investment Banker on the third Business Day preceding the Redemption Date. For purposes of calculating the Redemption Price, the following terms shall mean as follows:

“Treasury Rate” means, with respect to any Redemption Date, the yield calculated on the third Business Day preceding the redemption date, as follows: for the latest day that appears in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor publication) under the caption “Treasury Constant Maturities - Nominal”, the Independent Investment Banker

shall select two yields – one for the maturity immediately before and one for the maturity immediately after the remaining maturity of this Security (assuming this Security matured on the Par Call Date) – and shall interpolate on a straight-line basis using such yields; if there is no such maturity either before or after, the Independent Investment Banker shall select the maturity closest to the Par Call Date that appears on the release; or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated by the Independent Investment Banker using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term (“Remaining Term”) of this Security to be redeemed (assuming for this purpose that the Securities matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Term of this Security.

“Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC or Morgan Stanley & Co. LLC as specified by the Company, or if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by the Company.

“Reference Treasury Dealer” means each of (1) Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, each of which is a primary U.S. government securities dealer in the United States of America (a “Primary Treasury Dealer”), provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Company after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Securities of this series are not entitled to the benefit of any sinking fund.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

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